EXHIBIT 5.1

October 8, 2024

Acasti Pharma Inc.
103 Carnegie Center, Suite 300
Princeton, New Jersey 08540

Re:	Acasti Pharma Inc.

Dear Ladies and Gentlemen:

We are acting as special Delaware counsel to Acasti Pharma Inc., a Delaware corporation (as domesticated, the “Company”), and immediately prior to domesticating to the State of Delaware from the Province of British Columbia, Canada (the “Domestication”), formerly a corporation organized under the laws of the Province of British Columbia, Canada (as the Company existed immediately prior to the Domestication, “Acasti”), and have been requested to furnish this opinion to you in connection with the Domestication.  The Domestication was effected pursuant to the provisions of Section 388 of the General Corporation Law of the State of Delaware (the “General Corporation Law”), 8 Del. C. § 388 (“Section 388”), by filing the Certificate of Domestication and the Certificate of Incorporation (as such terms are defined below) with the Secretary of State of the State of Delaware (the “Secretary of State”).

For the purpose of rendering our opinions as stated herein, we have been furnished and have reviewed the following documents:

(i)          the Certificate of Incorporation of the Company filed with the Secretary of State on October 7, 2024 (the “Certificate of Incorporation”);

(ii)          the Certificate of Corporate Domestication of the Company filed with the Secretary of State on October 7, 2024 (the “Certificate of Domestication”); and

(iii)          a certificate of the Secretary of State, dated October 7, 2024, as to the good standing of the Company.

Acasti Pharma Inc.
October 8, 2024

With respect to the foregoing documents, we have assumed: (a) the genuineness of all signatures, and the incumbency, authority, legal right and power and legal capacity under all applicable laws and regulations, of the officers and other persons and entities signing each of said documents as or on behalf of the parties thereto; (b) the authenticity of all documents submitted to us as originals; and (c) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies.  For the purpose of rendering our opinions as expressed herein, we have not reviewed any document other than the documents set forth above, and we assume there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein.  We have conducted no independent factual investigation of our own, but rather have relied solely upon the foregoing documents, the statements and information set forth therein, and the additional matters recited or assumed herein, all of which we assume to be true, complete and accurate in all material respects.

In addition to the foregoing, for the purpose of rendering our opinions as expressed herein, we have, with your consent, assumed the following matters:

(a)          that, prior to the Domestication, Acasti validly effected the proposed change in jurisdiction of incorporation from the Province of Québec, Canada to the laws of the Province of British Columbia, Canada, pursuant to a continuance effected in accordance with Chapter XII of the Business Corporations Act (Québec) and, therefore, immediately prior to the Domestication, Acasti was duly organized, validly existing and in good standing under the laws of the Province of British Columbia;

(b)        that, immediately prior to the Domestication, Acasti had the full power, authority and legal right under the laws of British Columbia to domesticate in the State of Delaware pursuant to Section 388;

(c)        that, at all times relevant for purposes of rendering our opinions as expressed herein, the laws of the Province of British Columbia permitted Acasti to domesticate in the State of Delaware pursuant to Section 388;

(d)          that, prior to the Domestication, the Domestication pursuant to Section 388 was duly approved in the manner provided for by the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of Acasti and the conduct of its business and as provided for by the laws of the Province of British Columbia and the Certificate of Incorporation was approved by the same authorization required to approve the Domestication;

(e)          that, prior to the Domestication, all necessary action was taken under the applicable laws of the Province of British Columbia to authorize and permit Acasti to domesticate in the State of Delaware pursuant to Section 388 and any and all consents, approvals and authorizations from applicable British Columbia governmental authorities required to authorize and permit Acasti to domesticate in the State of Delaware pursuant to Section 388 were obtained; and

(f)          that at the effective time of the Domestication, under the laws of the Province of British Columbia, Acasti domesticated to the State of Delaware and ceased to exist as a corporation organized under the laws of the Province of British Columbia.

Acasti Pharma Inc.
October 8, 2024

Based upon and subject to the foregoing and upon our review of such matters of law as we have deemed necessary and appropriate in order to render our opinions as expressed herein, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, it is our opinion that that  the Company is domesticated as a corporation in the State of Delaware and, pursuant to the Certificate of Incorporation and as a result of the Domestication, each common share, no par value per share, of Acasti validly issued and outstanding under the laws of the Province of British Columbia immediately prior to the effective time of the Domestication automatically became one validly issued, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Company.

We are admitted to practice law in the State of Delaware and do not hold ourselves out as being experts on the law of any other state or jurisdiction.  The foregoing opinions are limited to the General Corporation Law, and we have not considered and express no opinion on the effect of any other laws or the laws of any other state or jurisdiction, including state or federal laws relating to securities or other federal laws, or the rules and regulations of stock exchanges or of any other regulatory body.  We express no opinion on the effect of applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, principles of equity, or considerations of public policy. In addition, we have not considered and express no opinion as to the applicability of or any compliance with the Delaware Securities Act, 6 Del. C. § 73-101 et seq., or any rules or regulations promulgated thereunder.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Post-Effective Amendment to the Registration Statement of the Company on Form S-4.  In giving the foregoing consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other person for any purpose.

Very truly yours,

/s/ Richards, Layton & Finger, P.A.